Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
January 29, 2013	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2014 First Quarter Results,
Expands Scope of the Previously Announced Restructuring Project, and
Adjusts Fiscal 2014 Outlook for Adjusted EPS to $7.00 to $7.25 and GAAP EPS to $5.70 to $6.10 per diluted share

St. Louis —January 29, 2014—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter, which ended December 31, 2013. The Company reported net earnings per diluted share of $1.71, a decrease of 17.4% and adjusted net earnings per diluted share of $2.10, down 4.5%, compared to the prior year first fiscal quarter.

First Fiscal Quarter Highlights (Unaudited)
Following is a summary of key first fiscal quarter 2014 results. All comparisons are with the first fiscal quarter 2013, unless otherwise stated.

•	Net earnings per diluted share of $1.71, down 17.4%

•	Adjusted net earnings per diluted share of $2.10, down 4.5% (a)

•	Net sales of $1,113.9 million, down 6.6% (down 8.3% exclusive of the impacts of the feminine care acquisition and currencies) (b)

•	Gross Margin decrease of 120 basis points (up 50 basis points exclusive of the feminine care acquisition inventory valuation adjustment and currencies)

•	SG&A spending was below a year ago excluding IT enablement and acquisition/integration costs

(a) See Net Earnings/Diluted EPS tables below
(b) See Net Sales — Total Company table below

"First quarter adjusted net earnings per diluted share were in-line with expectations as lower spending and accretion from the recently acquired feminine care brands helped offset organic top-line softness," said Ward M. Klein, Chief Executive Officer. "However, we were disappointed by the sluggish top-line performance within our Personal Care Division. We believe heightened promotional activity over the past year has adversely impacted first quarter consumer demand and overall category volumes. In addition, our results were negatively impacted by unfavorable global currencies, and pricing controls and import restrictions in certain Latin American countries. We believe that many of these unfavorable trends will continue at least through the first half of our fiscal year. Despite these headwinds, we remain committed to maintaining our planned investment levels in support of our brands. As a result, we have modified our full year adjusted net earnings per diluted share outlook to $7.00 to $7.25," continued Mr. Klein.
“In addition, we have expanded the scope of our restructuring project in an effort to increase our financial flexibility to help enable us to offset future volatility and provide for increased investment funds. As a result of the excellent progress made thus far, and projected benefits from the expansion of scope, we have increased our total project gross savings estimate from $225 million to $300 million. The increased savings are expected to be realized throughout fiscal 2015 and 2016, and the total run rate impact is expected to be realized in fiscal 2016."

The following tables provide a reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended December 31,
	Net Earnings		Diluted EPS
	2013	2012	2013	2012
Net Earnings/Diluted EPS - GAAP (Unaudited)	$107.9	$129.8	$1.71	$2.07
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	17.5	30.7	0.27	0.49
Feminine care acquisition/integration costs	3.1	—	0.06	—
Acquisition inventory valuation	4.0	—	0.06	—
Pension curtailment	—	(23.5)	—	(0.37)
Other realignment/integration	0.1	0.7	—	0.01
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$132.6	$137.7	$2.10	$2.20

Weighted average shares - Diluted			63.1	62.6

Energizer reported first fiscal quarter net earnings of $107.9 million, or $1.71 per diluted share. This compares to net earnings of $129.8 million, or $2.07 per diluted share in the year ago quarter. Included within the current quarter reported results are restructuring related pre-tax costs of approximately $26.7 million, including certain information technology enablement costs (included in SG&A) and approximately $11.5 million of pre-tax acquisition/integration related expenses. Adjusted net earnings per diluted share were $2.10 for the first fiscal quarter as compared to $2.20 in the prior year quarter. First fiscal quarter results reflect the impact of the anticipated net sales shortfall within the Household Products segment, lower sales within the Personal Care segment, and the unfavorable impact of currencies. These shortfalls were partially offset by the continued benefit of cost savings from the 2013 restructuring project, the favorable impact of incremental gross profit from the recently acquired feminine care brands, and lower advertising and promotion spending.

Net Sales - Total Company (In millions - Unaudited)
Quarter Ended December 31, 2013

	Q1	%Chg
Net Sales - FY'13	$1,192.5
Organic	(99.4)	(8.3)%
Impact of currency	(23.3)	(2.0)%
Incremental impact of acquisitions	44.1	3.7%
Net Sales - FY'14	$1,113.9	(6.6)%

Net sales for the first fiscal quarter decreased 6.6% primarily driven by the previously disclosed loss of distribution within two U.S. retail customers in the Household Products segment, prior year hurricane Sandy storm-related volumes that did not repeat in this fiscal year quarter, soft category dynamics across both segments, pricing controls and import restrictions in certain Latin American countries, (primarily Venezuela and Argentina) and unfavorable foreign currency rates. Incremental sales from the feminine care brands acquired on October 23, 2013, provided a partial offset to the aforementioned shortfalls.
Gross margin for the first fiscal quarter decreased 120 basis points to 45.9%. The decrease in gross margin was primarily due to the impact of unfavorable currencies (approximately 110 basis points) and the acquisition inventory valuation adjustment (approximately 60 basis points). Excluding the impact of these items, gross margin increased 50 basis points versus the prior year fiscal quarter driven by savings from the 2013 restructuring project and favorable product costs.

Advertising and sales promotion expense was $81.0 million in the first fiscal quarter, or 7.3% of net sales. This represents a decrease of approximately $13.8 million versus the prior year quarter, and down 60 basis points as a percent of net sales. Decreased spending versus the year-ago quarter was primarily due to the timing of prior year product launch activities and the timing of current year advertising and promotional programs.
Selling, general, and administrative expense was $203.5 million in the first fiscal quarter, or 18.3% of net sales, compared to $200.5 million, or 16.8% of net sales, in the prior year quarter. Included within the current quarter results were approximately $5 million of incremental acquisition/integration costs and $2 million of information technology enablement costs that are recorded within SG&A, but are considered part of the overall 2013 restructuring project. Excluding the impacts of these items and the impact of currencies, SG&A spending was below prior year levels. Benefits realized from the 2013 restructuring project helped offset inflationary costs and increased expenses recorded due to the mark-to-market impact of the Company's unfunded deferred compensation liability. The increase in SG&A as a percent of net sales was due to the top-line declines discussed above.
Interest expense was $31.2 million for the first fiscal quarter as compared to $33.5 million in the prior fiscal year as a result of lower average debt outstanding.
Other financing income was $2.0 million for the first fiscal quarter primarily reflecting the net impact of hedging contract gains offset by revaluation losses on nonfunctional currency balance sheet exposures, as compared to an expense of $7.9 million in the prior fiscal year quarter. The prior year quarter results were driven primarily by foreign exchange losses related primarily to the strengthening of the U.S. dollar in relation to the Japanese Yen and a loss from the mark-to-market adjustment on certain commodity contracts.
The effective tax rate in the first fiscal quarter was 28.9% as compared to 31.2% in the prior year quarter. The decrease in the effective tax rate was primarily due to the tax impact of the curtailment gain recorded in the prior year quarter. Exclusive of the tax impact of the GAAP to non-GAAP reconciling items detailed in the earlier table, the effective tax rate for the first fiscal quarter was 29.5%, consistent with our full year outlook.
Average (trailing 4 quarter) working capital as a percent of sales was 17.0%, a 110 basis point reduction versus the end of fiscal 2013 and a 590 basis point reduction versus the fiscal 2011 baseline established at the beginning of the improvement initiative.
Capital spending in the quarter was approximately $20 million, an increase of $5 million versus the prior year quarter. Depreciation expense, excluding accelerated depreciation on assets impacted by the 2013 restructuring project, was approximately $29 million as compared to $33 million in the year ago quarter. The charges for accelerated depreciation are included in the 2013 restructuring line in the Statement of Earnings (Condensed).

Key Segment Results (Unaudited)
Following is a summary of key first fiscal quarter results by reportable segment. All comparisons are with the first quarter of fiscal 2013, unless otherwise stated.
Personal Care

•	Net sales down 0.7%

•	Organic net sales down 6.1%

•	Segment profit of $130.3 million, up 12.1%, or up 8.9% excluding currencies and the incremental impact of the feminine care acquisition

•
Incremental net sales and segment profit from the feminine care acquisition totaled $44.1 million and $13.7 million, respectively, excluding the acquisition inventory valuation adjustment and acquisition/integration costs

Net Sales - Personal Care (In millions - Unaudited)
Quarter Ended December 31, 2013

	Q1	%Chg
Net Sales - FY'13	$554.3
Organic	(33.8)	(6.1)%
Impact of currency	(14.4)	(2.6)%
Incremental impact of acquisitions	44.1	8.0%
Net Sales - FY'14	$550.2	(0.7)%

Segment Profit - Personal Care (In millions - Unaudited)
Quarter Ended December 31, 2013

	Q1	%Chg
Segment Profit - FY'13	$116.2
Operations	10.4	8.9%
Impact of currency	(10.0)	(8.6)%
Incremental impact of acquisitions	13.7	11.8%
Segment Profit - FY'14	$130.3	12.1%

Organic net sales in the first fiscal quarter decreased 6.1% due primarily to soft U.S. category trends in substantially all of the Personal Care categories in which the Company competes, pricing controls and import restrictions in certain Latin American countries and lapping prior year innovation launch volumes in North America.
Segment profit in the first fiscal quarter increased $14.1 million inclusive of the negative impact of currencies and the incremental impact of the feminine care acquisition. Excluding the impact of unfavorable currencies and the incremental impact of the feminine care acquisition, segment profit increased 8.9% as a result of lower A&P spending due to the timing of promotions and product launches as compared to the prior year and continued spending favorability driven by the Company's cost savings initiative.

Household Products

•	Net sales down 11.7%

•	Organic net sales down 10.3%

•	Segment profit of $133.4 million, down 16.9%, or down 12.8% excluding the impact of currencies

Net Sales - Household Products (In millions - Unaudited)
Quarter Ended December 31, 2013

	Q1	%Chg
Net Sales - FY'13	$638.2
Organic	(65.6)	(10.3)%
Impact of currency	(8.9)	(1.4)%
Net Sales - FY'14	$563.7	(11.7)%

Segment Profit - Household Products (In millions - Unaudited)
Quarter Ended December 31, 2013

	Q1	%Chg
Segment Profit - FY'13	$160.6
Operations	(20.6)	(12.8)%
Impact of currency	(6.6)	(4.1)%
Segment Profit - FY'14	$133.4	(16.9)%

Organic net sales were in-line with expectations and decreased 10.3% in the first fiscal quarter versus the prior year due to the previously disclosed loss of distribution within two U.S. retail customers, lapping prior year hurricane Sandy storm-related volumes that did not repeat in the current year quarter, continued category declines, the exiting of certain non-core product lines in fiscal 2013 as part of the Company's 2013 restructuring project, and pricing controls and inventory import restrictions in certain Latin American countries.
Segment profit in the first fiscal quarter declined $27.2 million due primarily to the gross profit impact from the net sales decline discussed above, higher A&P spending, and unfavorable foreign currency rates. Theses declines were partially offset by continued favorability resulting from the 2013 restructuring project and favorable product input costs.

2013 Restructuring Project
Restructuring savings in the first fiscal 2014 quarter were approximately $46 million, or an increase of $39 million versus the prior year quarter. The primary impacts of savings were reflected in improved gross margin in Household Products and lower overhead expenses. Project-to-date savings are estimated to be over $140 million. In addition, headcount reductions have totaled nearly 1,500 to date, equal to the original total project goal.
The Company estimates that gross savings will total approximately $100 million for the full fiscal year, bringing the cumulative total project gross savings to about $200 million at the end of fiscal 2014.
In addition, the Company has increased the scope of the previously announced restructuring program to include the balance of the organization. As a result of the expanded scope and success of the original project initiatives, the Company estimates that the total project gross savings will increase from $225 million to $300 million. The incremental savings amounts are expected to be realized throughout fiscal 2015 and 2016, and the total run rate impact is expected to be realized in fiscal 2016.
Restructuring related charges for the first fiscal 2014 quarter were approximately $26.7 million. Total project-to-date costs are approximately $185 million. These amounts are inclusive of certain information technology enablement costs (included in SG&A) and obsolescence charges related to the exit of certain non-core product lines (included in Cost of products sold), both of which are considered part of the overall restructuring project.
As a result of the expanded scope of the Company's restructuring efforts, incremental costs will be incurred to successfully execute the program. It is estimated that fiscal 2014 restructuring costs will be in the range of $100 to $130 million, an increase of $30 to $40 million versus original estimates. Total project restructuring costs are estimated to increase from the original outlook of $250 million to approximately $350 million.

Feminine Care Brands Acquisition
The Company acquired the Stayfree® pad, Carefree® liner and o.b.® tampon feminine hygiene brands in the U.S., Canada and the Caribbean from Johnson & Johnson, Inc. on October 23, 2013, for an aggregate purchase price of $185 million. The purchase price is subject to a working capital adjustment which is expected to be finalized during the second quarter.
Integration efforts are underway. In addition, preliminary valuation results have been recorded which included a pre-tax acquisition inventory valuation adjustment of $8 million, of which, approximately $6 million was amortized within Cost of products sold during the first fiscal quarter. This amount was excluded from segment results and was considered an unusual item within the non-GAAP adjusted net earnings per diluted share calculation.
Incremental net sales and segment profit attributed to the feminine care acquisition were $44.1 million and $13.7 million, respectively.
Fiscal Year 2014 Financial Outlook
The Company has lowered its financial outlook for adjusted net earnings per diluted share for fiscal 2014 to $7.00 to $7.25 and GAAP EPS to $5.70 to $6.10 per diluted share. The revised financial outlook includes the below assumptions. All comparisons are with the full fiscal year 2013, unless otherwise stated.

•	Total Company low single-digit net sales growth, including the impact of the feminine care acquisition; a decrease versus our original outlook of mid single-digit net sales growth

•	Total Company organic net sales declines in the low single-digits; a decrease versus our original outlook of flat organic sales

*
Personal Care organic sales are expected to be flat versus the prior fiscal year; as compared to our original low-single digit growth estimate. The revised outlook reflects the shortfall realized in the first quarter, anticipated category headwinds through the first half of the fiscal year and continued impacts from pricing controls and import restrictions in certain Latin American countries

*	Household Products organic net sales are expected to decline in the mid single-digits; consistent with the original outlook

•
Gross restructuring savings of approximately $100 million versus the prior fiscal year; consistent with the high end of our original estimate. The savings impact of the scope expansion is not expected to have a material impact to fiscal 2014 results

•	A&P as a percent of net sales in the range of 10.5% to 11.0%, an increase of approximately 100 basis points versus the prior fiscal year; consistent with our original outlook

•
EPS accretion of approximately $0.25 from the acquisition of the feminine care brands, excluding the impacts of acquisition/integration costs and the acquisition inventory valuation adjustment; an increase versus our original modest EPS accretion estimate

•
Estimated restructuring related charges of $100 to $130 million; an increase of $30 to $40 million versus prior estimates due to the expansion of the project scope. Restructuring costs are reported on a separate line in the Statement of Earnings and will be excluded in the adjusted net earnings and adjusted net earnings per diluted share calculations, both of which are non-GAAP measures

•	Unfavorable foreign currency pre-tax profit impact of approximately $45 to $50 million, based upon recent rates; unfavorable $25 million versus our original outlook

•	Effective tax rate, excluding unusual items, in the range of 29% to 30%; consistent with our original outlook

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on first quarter earnings and updated earnings guidance for fiscal 2014. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://edge.media-server.com/m/p/tphzyfgc/lan/en

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as historical and forward-looking adjusted net earnings per diluted share, operating results, organic sales and other comparison changes, exclude the impact of currencies, the costs associated with restructuring, costs associated with acquisitions and integration as well as acquisition inventory valuation, pension curtailment and certain other items as outlined in this announcement, are not in accordance with, nor are they a substitute for, GAAP measures. Additionally, we are unable to provide a reconciliation of forward-looking adjusted net earnings per diluted share due to uncertainty regarding future restructuring related charges and the impact of fluctuations in foreign currencies and the cost of raw materials. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future company-wide or segment sales, earnings and earnings per share, investments, capital expenditures, product launches, consumer trends, the competitive environment, cost savings related to restructuring projects, and the timing of such savings, costs necessary to achieve those savings, improvements to working capital levels and the timing and savings associated with such improvements, the impact of price increases, advertising and promotional spending, the impact of foreign currency movements, category value and future growth in our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” “likely,” “will,” “should,” “forecast,” “outlook,” or other similar words or phrases, and include the statements in the section entitled “Fiscal Year 2014 Financial Outlook.” These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	General market and economic conditions;

•	Market trends in the categories in which we operate;

•	The success of new products and the ability to continually develop and market new products;

•	Our ability to attract, retain and improve distribution with key customers;

•	Our ability to continue planned advertising and other promotional spending;

•
Our ability to timely execute strategic initiatives, including restructurings, in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	The impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	Our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	Our ability to improve operations and realize cost savings;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and currency controls as well as offsetting hedges;

•	Our ability to acquire and integrate businesses, and to realize the projected results of acquisitions;

•	The impact of advertising and product liability claims and other litigation;

•	Compliance with debt covenants as well as the impact of interest and principal repayment of our existing and any future debt; or

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2013.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended December 31,
	2013	2012

Net sales	$1,113.9	$1,192.5
Cost of products sold	602.1	630.9
Gross profit	511.8	561.6

Selling, general and administrative expense	203.5	200.5
Advertising and sales promotion expense	81.0	94.8
Research and development expense	21.9	24.6
2013 restructuring	24.4	49.0
Pension curtailment	—	(37.4)
Interest expense	31.2	33.5
Other financing items, net	(2.0)	7.9
Earnings before income taxes	151.8	188.7
Income tax provision	43.9	58.9
Net earnings	$107.9	$129.8

Earnings per share
Basic	$1.73	$2.10
Diluted	$1.71	$2.07

Weighted average shares of common stock - Basic	62.5	61.8
Weighted average shares of common stock - Diluted	63.1	62.6

See Accompanying Notes

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
December 31, 2013
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Portable Lighting products). In October 2013, we completed the acquisition of the Stayfree pad, Carefree liner and o.b. tampon feminine care brands in the U.S., Canada and the Caribbean from Johnson & Johnson (the feminine care acquisition) which will be included in the Company’s Personal Care segment and within the Feminine Care product category. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring initiatives including the 2013 restructuring detailed below, acquisition, integration or business realignment activities, and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion from segment results of charges such as acquisition transaction and integration costs, and substantially all restructuring and realignment costs, reflects management's view on how it evaluates segment performance.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management. The Company applies an allocated cost basis, in which the costs of shared segment business functions are allocated between the segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a stand-alone basis.

Effective October 1, 2013, the Company centralized certain corporate administrative functions across the organization as part of the 2013 restructuring project. A portion of these costs were previously reported at the segment level, but are now reported within General corporate and other expenses. Periods prior to this change have not been adjusted to conform to this current presentation.

For the quarter ended December 31, 2013, the Company recorded a pre-tax inventory valuation adjustment of approximately $8 related to the feminine care acquisition representing the increased fair value of the inventory based on the estimated selling price of the finished goods acquired at the close date less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity. Approximately $6.4 of this amount was recorded within Cost of products sold based upon the write-up and subsequent sale of inventory acquired in the feminine care acquisition for the quarter ended December 31, 2013. The remaining amount of the inventory valuation adjustment will be recorded to Cost of products sold during the second fiscal quarter, upon the subsequent sale of the remaining inventory. These amounts are not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the feminine care acquisition. Such presentation reflects management’s view on how segment results are evaluated.

For the quarter ended December 31, 2013, the Company recorded pre-tax expense of $24.4 related to its 2013 restructuring. The 2013 restructuring charges were reported on a separate line in the Statement of Earnings (Condensed). In addition, pre-tax costs of $2.3 were recorded for the quarter ended December 31, 2013 associated with certain information technology enablement activities related to our restructuring initiatives and were included in Selling, general and administrative expense (SG&A) on the Statement of Earnings (Condensed). These information technology costs are considered part of the total project costs incurred for our restructuring initiative.

In the first quarter of fiscal 2013, the Company approved and communicated changes to its U.S. pension plan, which is the most significant of the Company's pension obligations. Effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plans was frozen and future service benefits are no longer being accrued under these retirement programs. For the quarter ended December 31, 2012, the Company recorded a non-cash, pre-tax curtailment gain of $37.4 as a result of this plan change. The pension curtailment gain was reported on a separate line in the Statements of Earnings (Condensed).

Segment sales and profitability for the quarter ended December 31, 2013 and 2012, respectively, are presented below.

	Unaudited
	Quarter Ended December 31,
Net Sales	2013	2012
Personal Care	$550.2	$554.3
Household Products	563.7	638.2
Total net sales	$1,113.9	$1,192.5

Personal Care	$130.3	$116.2
Household Products	133.4	160.6
Total segment profit	263.7	276.8
General corporate and other expenses	(40.2)	(29.5)
2013 restructuring (1)	(26.7)	(49.0)
Feminine care acquisition/integration costs	(4.9)	—
Acquisition inventory valuation	(6.4)	—
Pension curtailment	—	37.4
Amortization of intangibles	(4.5)	(5.6)
Interest and other financing items	(29.2)	(41.4)
Total earnings before income taxes	$151.8	$188.7
(1) Includes pre-tax costs of $2.3 for the quarter ended December 31, 2013, associated with certain information technology and related activities, which are included in SG&A on the Statement of Earnings (Condensed).

Supplemental product information is presented below for revenues from external customers:

	Unaudited
	Quarter Ended December 31,
Net Sales	2013	2012	% Change
Alkaline batteries	$365.6	$401.7	(9.0)%
Wet Shave	365.2	394.5	(7.4)%
Other batteries and lighting products	198.1	236.5	(16.2)%
Feminine Care	80.9	42.0	92.6%
Skin Care	56.2	63.1	(10.9)%
Infant Care	35.3	41.0	(13.9)%
Other personal care products	12.6	13.7	(8.0)%
Total net sales	$1,113.9	$1,192.5	(6.6)%

3.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	Working Capital Metrics at December 31, 2013 as compared to September 30, 2013 and the fiscal 2011 baseline established at the beginning of the improvement initiative.

Working Capital Metrics (Unaudited)	Q1
($ in millions)	FY '14 (4)	Days	FY '13	Days	FY '11	Days

Receivables, as reported	$535.5		$590.8		$717.5
Less: Trade allowance in accrued liabilities	(103.5)		(106.2)		(96.6)
Receivables, adjusted (1)	432.0	35.9	484.6	39.6	620.9	48.8

Inventories	627.7	98.5	634.3	98.3	697.1	101.7

Accounts Payable	311.6	48.9	311.4	48.2	253.4	37.0

Average Working Capital, net (2)	$748.1		$807.5		$1,064.6

Average Working Capital as % of Net Sales (3)	17.0%		18.1%		22.9%

(1) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(2) Average Working Capital is calculated using an average of the four quarter end balances for each working capital component as of December 31, 2013 and September 30, 2013 and 2011, respectively.
(3) Average Working Capital / Trailing 4 Quarter net sales.
(4) Q1 FY'14 working capital metrics include the impact of the feminine care acquisition. Excluding the impact of the acquisition average working capital would have been 17.1%.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties, which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to "Forward Looking Statements" in the release as well as Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2013.